Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

WORLD MOBILE LLC

Date: May 15, 2025

To: Cuentas Inc.

Re: Joint Venture LLC Agreement

Dear Arik,

This letter agreement (this “Letter Agreement”) is entered into by and between Cuentas Inc., a Florida corporation (“Cuentas”), and World Mobile Group Ltd., a company incorporated and registered in England and Wales (“WMG”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in (i) that certain Contribution Agreement, dated as of April 21, 2025, by and between Cuentas and World Mobile LLC (the “Contribution Agreement”) and (ii) the letter agreement dated April 23, 2025, among Cuentas, WMG and World Mobile LLC (the “April 23 Side Letter”).

1. Acknowledgment Regarding Plum Consent. Cuentas represents and warrants that UVNV, Inc. d/b/a PLUM (“Plum”) will not provide, and is not required to provide, a formal written consent to the assignment of that certain Reseller Master Services Agreement dated April 6, 2022, as amended to date (the “Plum Contract”) to World Mobile LLC.

2. Representation That Plum Consent Is Not Required. Cuentas represents and warrants to WMG that, under the express terms of the Plum Contract and applicable law, the prior consent of Plum is not required for Cuentas to assign all of its right, title and interest in and to the Plum Contract to World Mobile LLC. Cuentas further represents that no other third-party consent, approval or waiver is required for such assignment and that the assignment will be valid, in full force and effect and will not constitute a breach or default under the Plum Contract.

3. Delivery of Legal Opinion. Concurrently with the execution and delivery of this Letter Agreement, counsel to Cuentas, AM Law LLC, shall deliver to WMG the legal opinion attached hereto as Exhibit A (the “Opinion”). The Opinion shall opine, in form and substance reasonably satisfactory to WMG, that (a) the Plum Contract is presently in full force and effect, (b) the assignment of the Plum Contract to World Mobile LLC does not require Plum’s consent, and (c) such assignment will not result in a breach, default or termination right under the Plum Contract.

4. Assignment of the Plum Contract. Effective upon the date of this Letter Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cuentas hereby irrevocably assigns, transfers and conveys to World Mobile LLC all of Cuentas’s right, title and interest in, to and under the Plum Contract, together with all associated rights (including rights to indemnities, warranties and causes of action) and obligations thereunder as further provided in the Contribution Agreement. World Mobile LLC is hereby deemed to have assumed, and agrees to perform, all obligations of Cuentas arising under the Plum Contract from and after the date hereof. Cuentas shall execute and deliver such additional instruments and take such further actions as WMG or World Mobile LLC may reasonably request to evidence or perfect the foregoing assignment. Attached hereto as Exhibit B is that certain assignment agreement (the “Assignment Agreement) as of even date herewith which shall evidence such assignment of the Plum Contract from Cuentas to World Mobile LLC which Assignment agreement is in full force and effect as of the date hereof.

5. Noncontravention and Further Assurances. Cuentas represents and warrants to WMG that:

a. The execution, delivery, and performance of this Letter Agreement and the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) contravene, conflict with, or result in any violation or breach of any provision of any contract, agreement, or instrument to which Cuentas is a party or by which any of its properties or assets are bound, including but not limited to the Plum Contract [***].

b. Cuentas shall provide all such further assurances, documents, and instruments, and take all such further actions, as WMG or World Mobile LLC may reasonably request to evidence or perfect the transactions contemplated by this Letter Agreement.

c. Cuentas shall not take any position, action, or make any statement, whether in negotiations, communications, or otherwise, with [***] Plum, or any other third party, that is inconsistent with the representations, warranties, and covenants made by Cuentas in this Letter Agreement or the Contribution Agreement.

6. Liens; No Impairment of Assignment. Cuentas acknowledges that certain liens have been filed with respect to its assets (collectively, the “Liens”). Cuentas represents and warrants to WMG that:

a. Except for the Liens, Cuentas has not granted and is not subject to any other lien, security interest, pledge or encumbrance affecting the Plum Contract or the assets comprising the Cuentas MVNO Business being assigned to World Mobile LLC pursuant to the JV Documents;

b. None of the Liens purport to, or in fact do, encumber or otherwise restrict the transfer or assignment of the Plum Contract, the Cuentas MVNO Business or any assets contributed to World Mobile LLC under the Contribution Agreement; and

c. The assignment effected by Section 4 of this Letter Agreement does not violate, conflict with, or constitute (with or without notice or lapse of time, or both) a default or event of default under any agreement evidencing a Lien.

7. Future Plum Contract Debt Obligations. As it relates to the Plum Contract, World Mobile LLC agrees that, in the event it plans to incur in excess of $50,000 in debt obligations under the Plum Contract, it shall obtain Cuentas’ consent prior to incurring such debt obligations.

8. Cuentas-related Brands.

a. Allocations and Distributions for Cuentas-Related Brands. Notwithstanding Article V of the Limited Liability Company Agreement of World Mobile LLC, effective as of April 21, 2025 (the “LLC Agreement”), as it relates to the Cuentas Mobile brand and the 1 brand mutually agreeable to WMG and Cuentas (the “Cuentas-related Brands”) pursuant to Section 11.03 of the LLC Agreement, the parties agree as follows:

i. Profit and Losses shall be allocated on a brand-by-brand basis, with the allocation of Profits and Losses for the Cuentas-related Brands allocated 85% to Cuentas and 15% to WMG;

ii. Distributions of Available Cash for the Cuentas-related Brands shall be made quarterly or as otherwise determined by the Managing Member, as follows: 85% to Cuentas and 15% to WMG; and

iii. Tax Distributions shall be allocated in proportion to the Members’ respective profit percentages on a brand-by-brand basis.

b. Brand Operations. The parties understand and agree that the Cuentas-related Brands and their financial operations, cashflow and profit and loss all run through World Mobile LLC. Each Cuentas-related Brand will execute such additional commercial agreements as are necessary to ensure such brand operates in compliance with the Plum Contract and the rights of World Mobile LLC and its Members (including Cuentas) thereunder.

9. Remedies and Liquidated Damages. If any representation, warranty or covenant set forth in this Letter Agreement (including any statement set forth in the Opinion) is materially untrue, incorrect or breached, or that certain Fourth Amendment to Plum Contract is not delivered within thirty (30) days hereof, on terms agreeable to WMG, then, in addition to any other right or remedy available at law or in equity, the following remedies shall automatically apply, without the need for further action by any party:

a. Repayment of Escrow Proceeds. Within two (2) business days, Cuentas shall repay in immediately available funds to WMG the entire amount of the Escrow Proceeds previously released to Cuentas, together with interest at ten percent (10%) per annum calculated from the date of initial release until the date of repayment.

b. Liquidated Damages. Cuentas shall pay to WMG, as liquidated damages (and not as a penalty), an additional amount equal to two hundred percent (200%) of the Escrow Proceeds. The parties acknowledge and agree that actual damages would be difficult to ascertain with certainty, that the foregoing liquidated damages are a reasonable estimate of anticipated or actual harm, and that such amount is intended to compensate WMG and World Mobile LLC, not to punish Cuentas.

c. Customer Ownership. All right, title and interest in and to the active, inactive and former subscribers and customers developed under the JV Documents (collectively, the “Customers”) shall automatically, and without further consideration, vest solely and exclusively in WMG, free and clear of any obligation to make any [***]-per-customer or other payment to Cuentas as provided in the JV Documents. Cuentas shall promptly deliver to WMG all Customer data, records, SIM inventories and related assets and shall take such actions as are reasonably requested by WMG to facilitate the orderly transition of the Customers.

d. Set-off. WMG and World Mobile LLC may, at their election, set off any amounts payable by Cuentas under this Section 6 against any amounts otherwise payable to Cuentas under the JV Documents (as defined in the April 23 Side Letter Agreement).

10. Fourth Amendment to Plum Contract; Return of Escrow Proceeds. Notwithstanding any of the foregoing, in the event that (i) that certain Fourth Amendment to Plum Contract is not executed and delivered to World Mobile LLC within thirty (30) days hereof on terms agreeable to WMG, or (ii) [***] referenced in the Fourth Amendment to Plum Contract, Cuentas shall promptly, within two (2) business days, return the $300,000 advanced by WMG to WMG and the JV Documents shall be null and void and of no force and effect. In such case, the parties shall have no further obligations or liabilities to each other under the JV Documents or this Letter Agreement, except for any obligations or liabilities that expressly survive the termination of the JV Documents or this Letter Agreement.

The remedies in these Sections 9 and 10 are cumulative and in addition to, and not in substitution for, any other rights or remedies available to WMG or World Mobile LLC.

11. Miscellaneous.

a. Amendments; Waivers. Any term of this Letter Agreement may be amended and the observance of any term of this Letter Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the Parties.

b. Entire Agreement. This Letter Agreement and the agreements executed on or about the date constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof.

c. Severability. If one or more provisions of this Letter Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Letter Agreement, (ii) the balance of this Letter Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Letter Agreement shall be enforceable in accordance with its terms.

d. Governing Law. The validity, interpretation, construction and performance of this Letter Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

e. Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

f. Full Force and Effect. Except as expressly modified hereby, the April 23 Side Letter Agreement, the Contribution Agreement and the other JV Documents remain in full force and effect. In the event of any conflict between this Letter Agreement and the April 23 Side Letter Agreement, this Letter Agreement shall control

Please confirm your agreement to the terms and conditions of this Letter Agreement by signing and returning a copy of this Letter Agreement to us.

Sincerely,

World Mobile Group Ltd.

By:	/s/ Charles Barnett
Name:	Charles Barnett
Title:	Director

Agreed and accepted:

Cuentas Inc.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	Chief Executive Officer

World Mobile LLC

By:	/s/ Charles Barnett
Name:	Charles Barnett
Title:	Managing Member

Exhibit A

Legal Opinion of AM Law LLC

Exhibit B

Assignment Agreement